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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                                    NVR Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    62944T105
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                     Page 1

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CUSIP No. 62944T105      13G                                       Page 2

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Barclays Global Investors. N.A., 943112180

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                         (a)
                         (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.

Number of Shares                   (5) SOLE VOTING POWER
Beneficially Owned                       328,575
by Each Reporting                  (6) SHARED VOTING POWER
Person With                              0
                                   (7) SOLE DISPOSITIVE POWER
                                         367,690
                                   (8) SHARED DISPOSITIVE POWER
                                         0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          367,690

(10)CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11)PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.51%

(12)TYPE OF REPORTING PERSON*
          BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 62944T105      13G                                       Page 2A

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Barclays Global Fund Advisors

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                         (a)
                         (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.

Number of Shares                   (5) SOLE VOTING POWER
Beneficially Owned                       33,088
by Each Reporting                  (6) SHARED VOTING POWER
Person With                              0
                                   (7) SOLE DISPOSITIVE POWER
                                         33,088
                                   (8) SHARED DISPOSITIVE POWER
                                         0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          33,088

(10)CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11)PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.41%

(12)TYPE OF REPORTING PERSON*
          BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                                   Page 3

ITEM 1(A).     NAME OF ISSUER
                    NVR Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                    7601 Lewisville Road, Suite 300
                    McLean, VA 22102
ITEM 2(A).     NAME OF PERSON(S) FILING
                    Barclays Global Investors, N.A.

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                    45 Fremont Street
                    San Francisco, CA 94105
ITEM 2(C).     CITIZENSHIP
                    U.S.A

ITEM 2(D).     TITLE OF CLASS OF SECURITIES
                    Common Stock

ITEM 2(E).     CUSIP NUMBER
                    62944T105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a)(6) of the Act
          X
(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
          Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
                       (Note:See Item 7)

(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

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                                                                   Page 3A

ITEM 1(A).     NAME OF ISSUER
                    NVR Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                    7601 Lewisville Road, Suite 300
                    McLean, VA 22102
ITEM 2(A).     NAME OF PERSON(S) FILING
                    Barclays Global Fund Advisors

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                    45 Fremont Street
                    San Francisco, CA 94105
ITEM 2(C).     CITIZENSHIP
                    U.S.A

ITEM 2(D).     TITLE OF CLASS OF SECURITIES
                    Common Stock

ITEM 2(E).     CUSIP NUMBER
                    62944T105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a)(6) of the Act
          X
(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
          Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
                       (Note:See Item 7)

(h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

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                                                                   Page 4
ITEM 4.   OWNERSHIP
     (a)  Amount Beneficially Owned:              400,778

     (b)  Percent of Class:                       4.92%

     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or to direct the vote
                  361,663
          (ii) shared power to vote or to direct the vote
                  0
          (iii)sole power to dispose or to direct the disposition of
                  400,778
          (iv) shared power to dispose or to direct the disposition of
                  0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                  The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also Items 2(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                  Not applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                  Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
                  Not applicable

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                                                                   Page 5
ITEM 10.  CERTIFICATION
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          SIGNATURE
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             July 10, 2001




                                             Rebecca Brubaker
                                             Manager of Compliance